EXHIBIT 99.1

SENIOR SECURED LINE OF CREDIT

$1,000,000	April 21, 2017

For value received, BMC Capital, Inc. a Nevada corporation, having its principal office at 3267 Bee Caves Road 107-122 Austin, TX 78746 (“Borrower”), promises to pay to the order of Yuma Properties, LP, a Texas limited partnership (“Lender”), or any subsequent holder hereof, at 425 Carr 693 Suite 1 PMB 367 Dorado, PR 00646 , or at such other address as Lender shall from time to time specify in writing, the principal sum of ONE MILLION DOLLARS ($1,000,000.00), or such lesser amount as is advanced hereunder, in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. Borrower represents and warrants to Lender that it has full power and authority to enter into, execute and deliver this Note and to consummate the transactions contemplated hereby without approval of any other person or entity.

1. Payment Terms; Advances. The entire principal and any accrued but unpaid interest shall be due and payable on the Maturity Date; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine. For purposes of this Note, the “Maturity Date” shall be extended one year from the original Maturity Date of May 31, 2017 to May 31, 2018. This Note does not evidence a revolving line of credit and amounts paid or prepaid under this Note may not be reborrowed. The Lender has no obligation to make any further advances in excess of the principal amount stated against this Note. No additional fees are added to the Note for the extension of time.

2. Interest Rate. Interest on the unpaid principal balance advanced under this Note from time to time shall accrue at the rate of ten percent (10%) per annum commencing on the date of funds are borrowed. Accrued interest on the outstanding balance of advances will be paid monthly.

3. Default Rate. Matured unpaid principal and interest shall bear interest from the date of maturity until paid at the lower of (a) eighteen percent (18%) per annum or (b) the highest rate permitted by applicable law.

4. Prepayment. Borrower shall have the right to prepay, prior to maturity, all of the principal and interest due and owing under this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.

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5. Default. It is expressly provided that: (i) upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable; (ii) the termination of Christian Briggs’ employment with Borrower; (ii) Christian Briggs dies or incurs a total and permanent disability; (iii) upon the occurrence of an event of default specified in any of the other Loan Documents (as defined below); (iv) Borrower (1) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (2) makes a general assignment for the benefit of its or any of its creditors, (3) is dissolved or liquidated, (4) is unable, or admits in writing its inability, after employing all additional sources of financing or funds available to Borrower, (5) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (6) takes any action for the purpose of effecting any of the foregoing; (v) proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered or such proceeding is not dismissed or discharged within sixty (60) days of commencement; or (vi) if Borrower breaches any of the representations, warranties and covenants contained in the Loan Documents (items (i) – (vi) each being an “Event of Default” hereunder), the holder of this Note may, at its option, without further notice or demand, (A) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (B) foreclose all liens securing payment hereof, (C) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (D) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees. For purposes hereof, “Loan Documents” means this Note and any other documents evidencing, securing, governing and/or pertaining to this Note executed in connection with this Note.

6. Seniority. Borrower agrees that this Note shall be senior in right of payment to all other indebtedness of Borrower and covenants that if requested by Lender, it will have each of its lenders execute subordination agreements acceptable to Lender pursuant to which they subordinate all of their rights against Borrower to the rights of Lender against Borrower and deliver such subordination agreements to Lender within seven (7) business days from the date of request for the subordination agreements.

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7. Joint and Several Liability; Waiver. Each maker, signer, surety, guarantor and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

10. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

11. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

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12. Miscellaneous. The rights and obligations evidenced by this Note shall be binding upon and inure to the benefit of Borrower and Lender and their respective legal representatives, devisees, heirs, successors and assigns. This Note and any right hereunder shall not be assignable by Borrower without the express prior written consent of Lender. This Note is assignable by Lender. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be considered delivered three days after the mailing is sent certified mail, return receipt requested, or when delivered if sent by personal delivery, or the first business day after being sent by reputable overnight courier at the respective addresses of the parties as set forth above. Any party hereto may by notice so given change its address for future notice hereunder, but such notice shall not be effective until its actual receipt.

13. Entire Agreement. THIS NOTE AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14. Secured Note. This Note is secured by all of Borrower’s now owned or hereafter acquired assets pursuant to that certain Security Agreement executed by Borrower on the date hereof.

[Signature Page Follows]

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[Signature Page to Senior Secured Promissory Note]

IN WITNESS WHEREOF, Borrower has caused this Senior Secured Promissory Note to be duly executed and delivered as of the date first above written.

BORROWER:

BMC Capital, INC.

By:	/s/Tom Gingerich
Tom Gingerich, CFO

LENDER:

YUMA PROPERTIES, LP

By:	/s/ Christian Briggs
Christian Briggs, President
Of: ARAPAHO CAPITAL PARTNERS, LLC,
its General Partner

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